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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 22, 2002

PACIFIC NORTHWEST BANCORP
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	0-26632 (Commission File Number)	91-1691216 (IRS Employer Identification No.)

1111 Third Avenue, Suite 250
Seattle, Washington 98101
(Address of principal executive offices, including Zip Code)

(206) 624-9761
(Registrant's telephone number, including area code)

Item 5.    Other Events

        On July 22, 2002, Pacific Northwest Bancorp ("Pacific") and Pacific Northwest Bank, Pacific's banking subsidiary, entered into an Agreement and Plan of Merger (the "Agreement") with Bank of the Northwest, an Oregon commercial bank headquartered in Portland, Oregon. Under the terms of the Agreement, Bank of the Northwest will merge with and into Pacific Northwest Bank.

        In the merger, Pacific will issue approximately 1.75 million shares of common stock and $25.8 million in cash in exchange for the 3,283,081 shares of Bank of the Northwest stock that are currently outstanding. In the transaction, Bank of the Northwest shareholders will have an opportunity to choose between stock and cash consideration. Based on the current price of Pacific stock, each Bank of the Northwest shareholder would receive approximately 0.82 shares of Pacific stock or $22.50 in cash for each share of Bank of the Northwest common stock, and the allocation of the purchase price would be approximately 65% stock to 35% cash. To the extent that Pacific shares are received, the exchange is expected to be a tax-free transaction to the shareholder. Including outstanding options, the transaction is currently valued at approximately $85.0 million and has been unanimously approved by the directors of both companies. This transaction is expected to be accretive to Pacific's earnings per share for the year 2003.

        Consummation of the acquisition is subject to several conditions, including receipt of applicable regulatory approvals and approval by shareholders of Bank of the Northwest. For information regarding the terms of the proposed transaction, reference is made to the Agreement, and the press release dated July 22, 2002, which are attached hereto as Exhibits 2 and 99, respectively, and incorporated herein by reference.

Item 7.    Exhibits

          (a)    Financial statements—not applicable.

          (b)    Pro forma financial information—not applicable.

          (c)    Exhibits:

2	Agreement and Plan of Merger dated as of July 22, 2002.
99	Press Release issued by Pacific dated July 22, 2002.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 23, 2002.

PACIFIC NORTHWEST BANCORP

	By:	/s/ PATRICK M. FAHEY Patrick M. Fahey President and Chief Executive Officer

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  Item 5. Other Events
  Item 7. Exhibits
SIGNATURE